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Exhibit 99.1

[ISTAR FINANCIAL LOGO]
iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
NYSE: SFI

News Release

COMPANY CONTACTS:
Catherine D. Rice Chief Financial Officer (212) 930-9400	Andrew C. Richardson Executive Vice President, Capital Markets (212) 930-9400	Erin C. Gatewood Associate, Investor Relations (212) 930-9400

FOR IMMEDIATE RELEASE

iStar Financial Announces Private Bond Offering Under
"STARs" Proprietary Match Funding Program

        NEW YORK—May 8, 2003—iStar Financial Inc. (NYSE: SFI) today announced that it has priced a private offering of asset-backed bonds under the Company's proprietary match funding program, iStar Asset Receivables ("STARs"). The STARs Series 2003-1 offered bonds consist of 11 classes of investment-grade securities, and the Company expects to receive approximately $646 million of gross proceeds from the offering. The STARs Series 2003-1 bonds create match funded term financing for approximately $739 million of iStar Financial's structured finance and corporate tenant lease assets.

        The weighted average interest rate on the offered bonds, expressed on an all-floating rate basis, is approximately LIBOR + 47 basis points. The offering is expected to close on or about May 21, 2003 and is subject to customary closing conditions. The Company will use the net proceeds from the offering to repay outstanding borrowings under its credit facilities.

        The STARs Series 2003-1 bonds will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the STARs Series 2003-1 bonds. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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  Exhibit 99.1
iStar Financial Announces Private Bond Offering Under "STARs" Proprietary Match Funding Program